Exhibit 99.1

                    News Release

Analysts and Media Contact:

Susan Kappes (972) 855-3729

Atmos Energy Corporation Reports Impressive Results for Fiscal 2005; Issues Fiscal 2006 Guidance

DALLAS (November 8, 2005)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal year and fourth quarter ended September 30, 2005.

•	For fiscal year 2005, net income was $135.8 million, or $1.72 per diluted share, compared with net income of $86.2 million, or $1.58 per diluted share the prior year. Fiscal 2005 results exceeded First Call’s mean estimate of $1.71 per diluted share.

•	For the fiscal 2005 fourth quarter, the net loss was $16.8 million, or $0.21 per diluted share, compared with a net loss of $6.4 million, or $0.11 per diluted share in the prior year quarter. Atmos Energy historically reports a loss in the fourth quarter of its fiscal year because customers’ natural gas usage is lowest in the summer months. The net loss widened for the fiscal 2005 fourth quarter due to the acquisition of TXU Gas Company (TXU Gas).

•	Results for the prior fiscal year ended September 30, 2004, included a nonrecurring after-tax gain of $4.2 million, or $0.08 per diluted share associated with the sale of an office building and the sale of the company’s remaining indirect interest in Heritage Propane Partners, L.P. (Heritage).

•	Fiscal 2005 results from the TXU Gas acquisition were accretive to consolidated earnings by $0.18 per diluted share.

•	Hurricane Katrina adversely affected net income by $3.8 million or $0.05 per diluted share for fiscal 2005.

•	Atmos Energy expects fiscal 2006 earnings to be in the range of $1.80 to $1.90 per diluted share.

“Atmos Energy had a record-breaking year, with more than $1 billion in gross profit for the first time in our company’s history,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “We also saw our net income increase 57 percent to $136 million, while our gas marketing earnings rose 41 percent to $23 million.”

“Our TXU Gas acquisition was a major contributor, surpassing our original estimate of a contribution to earnings of $0.05 to $0.10 per diluted share. Acquiring the TXU Gas operations nearly doubled the number of utility customers to make Atmos Energy the largest pure-gas provider in the nation. In our nonutility business, gas marketing operations contributed an outstanding $0.30 per diluted share to set a new company record. In every way, it was a banner year for Atmos Energy,” Best said.

Net income for fiscal 2005 was adversely affected by approximately $22.8 million, or $0.29 per diluted share, by weather that was 11 percent warmer than normal, as adjusted for jurisdictions with weather-normalized rates. However, because of solid results in its nonutility operations coupled with the acceleration of $12.4 million after-tax ($20.0 million pretax) of expense reductions from the TXU Gas acquisition that were originally anticipated in fiscal 2006, Atmos Energy substantially overcame the negative effect of weather on fiscal 2005 results. The realization of these operational synergies improved net income by $0.16 per diluted share in the current fiscal year.

Earnings in fiscal 2005 include the results of operations of the acquired natural gas utility distribution and pipeline operations of TXU Gas. After completing the acquisition on October 1, 2004, Atmos Energy formed its Mid-Tex Division to operate the acquired utility distribution operations and its Atmos Pipeline–Texas Division to operate the gas pipeline and storage operations. Together, the new divisions contributed $52.7 million in net income during fiscal 2005 and generated a net loss of $3.0 million during the fiscal 2005 fourth quarter.

Earnings per diluted share for fiscal 2005 and the fiscal 2005 fourth quarter reflect dilution associated with a 24.6 million share increase, year over year, and a 19.6 million share increase, quarter over quarter, in the company’s weighted average number of diluted shares outstanding. The increases in shares were primarily due to equity offerings in July and October 2004, resulting in a total issuance of 26.0 million new shares to finance a portion of the TXU Gas acquisition.

Results for the Year Ended September 30, 2005

Consolidated gross profit for the fiscal year ended September 30, 2005, was approximately $1.1 billion, compared with $562.2 million in the prior year. The $566.9 million increase in consolidated gross profit primarily reflects the positive effects of the TXU Gas acquisition coupled with a strong performance in the nonutility natural gas marketing segment.

Utility gross profit increased $404.3 million to $907.4 million for fiscal 2005, compared with $503.1 million in the prior year, before intersegment eliminations. Consolidated utility throughput increased to 411.1 billion cubic feet (Bcf) for fiscal 2005, compared with 246.0 Bcf for the prior year, an increase of 165.1 Bcf. The increases in utility gross profit and throughput primarily reflect the contribution of $398.2 million in gross profit and 174.3 Bcf in throughput from the Mid-Tex Division. Additionally, gross profit increased $6.1 million primarily due to rate increases in the West Texas and Mississippi jurisdictions that were not in effect during the same period last year, coupled with the recognition of a $1.9 million refund to customers in the Colorado service area in the prior fiscal year that did not recur in the current year. Offsetting these increases was a $3.9 million reduction in gross profit in the Louisiana Division due to the impact of Hurricane Katrina. For the fiscal year ended

September 30, 2005, weather was 11 percent warmer than normal, as adjusted for jurisdictions with weather-normalized operations. In the Louisiana and Mid-Tex Divisions, where the company does not have weather-normalized rates, weather was 22 percent and 20 percent warmer than normal. Atmos Energy is currently exploring alternatives to reduce the impact of weather on earnings in these two jurisdictions.

Natural gas marketing gross profit increased $15.4 million to $62.0 million for fiscal 2005 compared with $46.6 million last year, before intersegment eliminations. The increase in natural gas marketing gross profit was primarily attributable to capturing more favorable arbitrage spreads through storage activities coupled with improved profitability from successfully executed marketing efforts on higher-margin customers and customers in new market areas. This increase was partially offset by weather that was warmer than normal across the market areas and an unfavorable mark-to-market effect on increased physical volumes in storage. At September 30, 2005, physical volumes in storage were 6.9 Bcf, compared to 5.5 Bcf in the prior year. Consolidated natural gas marketing sales volumes were 238.1 Bcf during fiscal 2005, compared with 222.6 Bcf in the prior year.

On October 1, 2004, Atmos Energy created a separate pipeline and storage reporting segment under which it manages its gas pipeline and storage operations. This segment combines the regulated pipeline and storage operations of the Atmos Pipeline–Texas Division and the nonregulated pipeline and storage operations of Atmos Pipeline and Storage, LLC, which were previously included in the company’s other nonutility segment. Pipeline and storage gross profit was $157.9 million for fiscal 2005, compared with $10.4 million in the prior year. The increase was primarily due to $149.5 million in gross profit associated with 375.6 Bcf of incremental pipeline transportation volumes from the new Atmos Pipeline–Texas Division.

Consolidated operation and maintenance expense for fiscal 2005 was $427.7 million, compared with $214.5 million for fiscal 2004. Excluding the provision for doubtful accounts and a $196.3 million increase attributable to the new Mid-Tex and Atmos Pipeline–Texas Divisions, operation and maintenance expense for the fiscal year ended September 30, 2005, increased $2.0 million compared with the prior year. The increase was primarily attributable to higher operation and maintenance expense of $2.3 million associated with the effects of Hurricane Katrina and increases in personnel costs in the natural gas marketing segment partially offset by cost control efforts in the utility segment. The provision for doubtful accounts increased from $5.4 million in the prior year to $20.3 million for the fiscal year ended September 30, 2005. The $14.9 million increase in the provision for doubtful accounts was primarily attributable to the new Mid-Tex Division operations and increases in the utility and natural gas marketing segment provisions due to potential increased collection risk associated with higher natural gas prices. Exceptional customer accounts receivable collection efforts helped to mitigate these increases. In the utility segment, the average cost of natural gas for the fiscal year ended September 30, 2005, was $7.41 per thousand cubic feet (Mcf), compared with $6.55 per Mcf for the 2004 fiscal year.

Depreciation and amortization expense for the fiscal year ended September 30, 2005, was $178.0 million, compared with $96.6 million in the prior year. The $81.4 million increase primarily reflects the depreciation associated with the operations of the new Mid-Tex and Atmos Pipeline–Texas Divisions.

Taxes, other than income taxes, for the fiscal year ended September 30, 2005, were $174.7 million, compared with $57.4 million for the prior year. The $117.3 million increase was primarily attributable to additional franchise, payroll and property taxes associated with the new Mid-Tex and Atmos Pipeline–Texas Divisions and higher franchise taxes due to higher revenues. Increases in franchise taxes have no permanent effect on net income because these amounts are revenue based and are ultimately recovered through collection of customer bills.

Interest charges for the fiscal year ended September 30, 2005, were $132.7 million, compared with $65.4 million for the fiscal year ended September 30, 2004. The $67.3 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with Atmos Energy’s $1.4 billion debt offering in October 2004, which was used to finance a portion of the TXU Gas acquisition.

Miscellaneous income for the fiscal year ended September 30, 2005, was $2.0 million, compared with miscellaneous income of $9.5 million for fiscal 2004. The $7.5 million decrease was primarily due to the absence in the current year of a $5.9 million pretax gain associated with the sale of the company’s indirect interest in Heritage in fiscal 2004 and a $0.8 million pretax gain on the sale of an office building in fiscal 2004, partially offset by a $1.6 million increase in interest income earned on higher cash balances during fiscal 2005 compared with fiscal 2004.

For fiscal 2005, operating activities provided cash of $386.9 million, compared with $270.7 million for the fiscal year ended September 30, 2004. The period-over-period increase was primarily due to increased net income, more effective management of working capital and seasonally favorable purchased gas cost recoveries, partially offset by lower than expected utility sales volumes due to the effects of warmer weather. In addition, cash flow was negatively affected by a 40 percent quarter-over-quarter higher average cost of natural gas, resulting in higher accounts receivable and natural gas inventories compared with the prior year and an increase in margin deposits due to net unfavorable movements in the market indices used to value the natural gas marketing segment financial instruments.

Capital expenditures increased to $333.2 million for the fiscal year ended September 30, 2005, from $190.3 million for fiscal 2004 primarily reflecting spending for the new Mid-Tex Division of $115.0 million and for the Atmos Pipeline–Texas Division of $31.4 million.

Results for the 2005 Fourth Quarter Ended September 30, 2005

Consolidated gross profit for the three months ended September 30, 2005, was $201.7 million, compared with $89.5 million for the three months ended September 30, 2004. The $112.2 million increase in consolidated gross profit primarily reflects the positive effects of the TXU Gas acquisition and substantially increased margins in the company’s natural gas marketing segment.

Utility gross profit increased $69.7 million to $151.8 million for the three months ended September 30, 2005, compared with $82.1 million in the same period last year, before intersegment eliminations. Consolidated utility throughput increased by 22.0 Bcf to 59.4 Bcf for the three months ended September 30, 2005, compared with 37.4 Bcf for the prior year quarter. The increases in utility gross profit and throughput primarily reflect the contribution of $73.7 million in gross profit and 23.6 Bcf in throughput from the Mid-Tex Division.

Excluding the new Mid-Tex Division, gross profit margin decreased $4.0 million, primarily due to the loss of $3.9 million in gross profit margin in Atmos Energy’s Louisiana operations from the impact of Hurricane Katrina.

Natural gas marketing gross profit was $13.6 million for the three months ended September 30, 2005, compared with $5.6 million in the same quarter last year, before intersegment eliminations. The $8.0 million increase in natural gas marketing gross profit was largely attributable to increases resulting from successfully capturing more favorable arbitrage spreads through the company’s storage activities, partially offset by increased storage fees associated with incremental storage contracted in the third quarter of this fiscal year. Consolidated natural gas marketing sales volumes were 58.4 Bcf during the three months ended September 30, 2005, compared with 48.8 Bcf in the prior year quarter.

Pipeline and storage gross profit was $36.0 million for the three months ended September 30, 2005, compared with $1.3 million for the three months ended September 30, 2004. The $34.7 million increase was primarily due to $38.0 million in gross profit associated with 121.1 Bcf of incremental pipeline transportation volumes from the operations of the Atmos Pipeline–Texas Division, coupled with higher transportation and related service margins due to significant “basis differentials” at the three major Texas gas hubs.

Consolidated operation and maintenance expense for the three months ended September 30, 2005, increased $66.0 million to $114.0 million, compared with $48.0 million for the three months ended September 30, 2004. Excluding the provision for doubtful accounts and a $55.1 million increase attributable to the new Mid-Tex and Atmos Pipeline–Texas Divisions, operation and maintenance expense for the three months ended September 30, 2005, increased $4.9 million compared with the prior year period. The increase in operation and maintenance expense is primarily attributable to increased operation and maintenance expense of $2.3 million associated with the effects of Hurricane Katrina and increases in personnel costs in the company’s natural gas marketing segment partially offset by the effects of cost-control efforts in the utility segment. The provision for doubtful accounts increased $6.0 million during the three months ended September 30, 2005, compared with the prior year quarter due to increases in the utility and natural gas marketing segments reflecting potential increased collection risk associated with higher natural gas prices. In the utility segment, the average cost of natural gas for the three months ended September 30, 2005, was $9.05 per Mcf, compared with $6.46 per Mcf for the three months ended September 30, 2004.

Depreciation and amortization expense for the quarter ended September 30, 2005, was $45.2 million, compared with $26.8 million in the prior year period. The $18.4 million increase primarily reflects the depreciation associated with the operations of the new Mid-Tex and Atmos Pipeline–Texas Divisions.

Taxes, other than income taxes, for the three months ended September 30, 2005, were $34.2 million, compared with $11.5 million for the prior year period. The $22.7 million increase was primarily attributable to additional franchise, payroll and property taxes associated with the new Mid-Tex and Atmos Pipeline–Texas Divisions.

Interest charges for the three months ended September 30, 2005, were $33.4 million, compared with $15.9 million for the three months ended September 30, 2004. The $17.5 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with the company’s $1.4 billion debt offering in October 2004 used to finance a portion of the TXU Gas acquisition.

Miscellaneous expense for the three months ended September 30, 2005, was $0.8 million, compared with miscellaneous income of $1.7 million for the three months ended September 30, 2004. The $2.5 million decrease primarily reflects a $1.0 million increase in charitable donations towards the Hurricane Katrina relief effort combined with lower interest income attributable to a lower average cash balance in the current year quarter compared with the prior year quarter as the proceeds from the July 2004 equity offering were still on hand in the prior year quarter in advance of the TXU Gas acquisition.

Outlook

Atmos Energy said its leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. Atmos Energy expects fiscal 2006 earnings to be in the range of $1.80 to $1.90 per diluted share, assuming normal weather conditions and the negative impact of Hurricane Katrina, which is expected to reduce fiscal 2006 earnings by as much as $0.08 to $0.10 per diluted share. Capital expenditures for fiscal 2006 are expected to be in the range of $400 to $415 million. The Board of Directors today announced an increase in the company’s annual dividend for the 18th consecutive year, raising the indicated dividend in fiscal 2006 to $1.26 per share of common stock.

Conference Call to be Webcast November 9, 2005

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results for the fiscal year ended September 30, 2005 on Wednesday, November 9, 2005, at 7 a.m. CST. The phone number is 800-218-0713. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation also will be available on the company’s Web site, and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes, vice president, investor relations.

Highlights and Recent Developments

$600 Million Credit Facility

On October 18, 2005, Atmos Energy entered into a $600 million 3-year committed revolving credit facility. The credit facility will expire on October 18, 2008. This facility serves as a backup liquidity facility for the company’s commercial paper program. The credit facility, which replaced the company’s $600 million 364-day working capital facility, contains essentially the same terms as those of the previous facility.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks relating to the acquisition of the operations of TXU Gas, the Company’s ability to continue to access the capital markets and the other factors discussed in the Company’s SEC filings. These factors include the risks and uncertainties discussed in the Company’s Form 10-K for the fiscal year ended September 30, 2004, and the Company’s Form 10-Q for the three and nine month periods ended June 30, 2005. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income (000s except per share)	Three Months Ended September 30		Year Ended September 30
	2005	2004	2005	2004
Operating revenues:
Utility segment	$452,347	$212,706	$3,103,140	$1,637,728
Natural gas marketing segment	632,751	363,216	2,106,278	1,618,602
Pipeline and storage segment (1)	33,944	1,515	164,742	19,758
Other nonutility segment (1)	1,244	1,144	5,302	3,393
Intersegment eliminations	(115,659)	(85,703)	(406,136)	(359,444)

	1,004,627	492,878	4,973,326	2,920,037
Purchased gas cost:
Utility segment	300,593	130,617	2,195,774	1,134,594
Natural gas marketing segment	619,177	357,576	2,044,305	1,571,971
Pipeline and storage segment (1)	(2,084)	225	6,811	9,383
Other nonutility segment (1)	—	—	—	—
Intersegment eliminations	(114,765)	(85,060)	(402,654)	(358,102)

	802,921	403,358	3,844,236	2,357,846

Gross profit	201,706	89,520	1,129,090	562,191

Operation and maintenance expense	113,981	47,994	427,734	214,470
Depreciation and amortization	45,234	26,768	178,005	96,647
Taxes, other than income	34,159	11,478	174,696	57,379

Total operating expenses	193,374	86,240	780,435	368,496

Operating income	8,332	3,280	348,655	193,695

Miscellaneous income (expense), net	(846)	1,657	2,021	9,507
Interest charges	33,354	15,931	132,658	65,437

Income (loss) before income taxes	(25,868)	(10,994)	218,018	137,765
Income tax expense (benefit)	(9,066)	(4,610)	82,233	51,538

Net income (loss)	$(16,802)	$(6,384)	$135,785	$86,227

Basic net income (loss) per share	$(0.21)	$(0.11)	$1.73	$1.60
Diluted net income (loss) per share	$(0.21)	$(0.11)	$1.72	$1.58

Cash dividends per share	$.310	$.305	$1.24	$1.22

Weighted average shares outstanding:
Basic	80,030	60,477	78,508	54,021
Diluted	80,030	60,477	79,012	54,416

	Three Months Ended September 30		Year Ended September 30
Summary Net Income (Loss) by Segment (000s)	2005	2004	2005	2004
Utility	$(22,889)	$(8,025)	$81,117	$63,096
Natural gas marketing	3,991	1,725	23,404	16,633
Pipeline and storage (1)	2,035	123	30,599	2,767
Other nonutility (1)	61	(207)	665	3,731

Consolidated net income (loss)	$(16,802)	$(6,384)	$135,785	$86,227

(1)	Effective October 1, 2004, Atmos Energy created the pipeline and storage segment, which reflects the regulated pipeline and storage operations of the Atmos Pipeline – Texas Division and the nonregulated pipeline and storage operations of Atmos Pipeline and Storage, LLC, which was previously included in the other nonutility segment. Segment information for all prior year periods has been restated to reflect this new organizational structure.

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets (000s)	September 30, 2005	September 30, 2004
Net property, plant and equipment	$3,374,367	$1,722,521

Cash and cash equivalents	40,116	201,932
Cash held on deposit in margin account	80,956	—
Accounts receivable, net	454,313	211,810
Gas stored underground	450,807	200,134
Other current assets	238,238	99,319

Total current assets	1,264,430	713,195

Goodwill and intangible assets	744,596	245,528
Deferred charges and other assets	276,943	231,383

	$5,660,336	$2,912,627

Shareholders’ equity	$1,602,422	$1,133,459
Long-term debt	2,183,104	861,311

Total capitalization	3,785,526	1,994,770

Accounts payable and accrued liabilities	468,123	185,295
Other current liabilities	503,368	238,682
Short-term debt	144,809	—
Current maturities of long-term debt	3,264	5,908

Total current liabilities	1,119,564	429,885

Deferred income taxes	292,207	241,257
Deferred credits and other liabilities	463,039	246,715

	$5,660,336	$2,912,627

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows (000s)	Year Ended September 30
	2005	2004
Cash flows from operating activities

Net income	$135,785	$86,227
Gain on sales of assets	—	(6,700)
Depreciation and amortization	178,796	98,112
Deferred income taxes	12,669	36,997
Changes in assets and liabilities	48,172	57,870
Other	11,522	(1,772)

Net cash provided by operating activities	386,944	270,734

Cash flows from investing activities

Capital expenditures	(333,183)	(190,285)
Acquisitions	(1,916,696)	(1,957)
Proceeds from sales of assets	—	27,919
Other	(2,131)	(570)

Net cash used in investing activities	(2,252,010)	(164,893)

Cash flows from financing activities

Net increase (decrease) in short-term debt	144,809	(118,595)
Net proceeds from issuance of long-term debt	1,385,847	5,000
Repayment of long-term debt	(103,425)	(9,713)
Settlement of Treasury lock agreements	(43,770)	—
Cash dividends paid	(98,978)	(66,736)
Net proceeds from equity offering	381,584	235,737
Issuance of common stock	37,183	34,715

Net cash provided by financing activities	1,703,250	80,408

Net (decrease) increase in cash and cash equivalents	(161,816)	186,249
Cash and cash equivalents at beginning of period	201,932	15,683

Cash and cash equivalents at end of period	$40,116	$201,932

	Three Months Ended September 30		Year Ended September 30
	2005	2004	2005	2004
Statistics
Heating degree days *	8	22	2,587	3,271
Percent of normal *	47%	76%	89%	96%
Consolidated utility gas throughput (MMcf as metered)	59,422	37,449	411,134	246,033
Consolidated natural gas marketing sales volumes (MMcf)	58,418	48,843	238,097	222,572
Consolidated pipeline transportation volumes (MMcf)	121,076	—	375,604	—
Natural gas meters in service	3,157,840	1,679,136	3,157,840	1,679,136
Utility average cost of gas	$9.05	$6.46	$7.41	$6.55

*	Adjusted for weather-normalized operations.

###